Exhibit 99.1

SearchMedia Holdings Limited Strengthens Management Team

SHANGHAI — January 6, 2010 — SearchMedia Holdings Limited (“SearchMedia” or the “Company”) (NYSE Amex: IDI, IDI.WS) (formerly Ideation Acquisition Corp.), one of China’s leading nationwide multi-platform media companies, today announced that its Board of Directors has made several key additions to the Company’s executive team as part of its plan to enhance its senior management and position SearchMedia for long-term profitable growth. Mr. Wilfred Chow has been appointed Chief Financial Officer of the Company and Mr. Joshua Weingard has been appointed Corporate Counsel. Ms. Jennifer Huang, who has been serving in the additional role as Acting CFO, will continue to serve as the Company’s Chief Operating Officer.

Mr. Wilfred Chow joins the Company with nearly 20 years of experience in the financial markets in both China and the US. Prior to joining SearchMedia, Mr. Chow was the Senior VP of Finance of American Oriental Bioengineering, Inc. (NYSE:AOB), where he orchestrated the company’s overall capital markets, investor relations and M&A strategies. He also led and completed two public offerings raising over $200 million. The company’s market capitalization increased substantially during his tenure. Mr. Chow also assisted in the company’s implementation and compliance with SOX 404. From 2001 to 2004, Mr. Chow held the position of Chief Financial Officer for Aptegrity, Inc., a US venture-backed company specializing in providing applications monitoring and maintaining and optimizing complex web-based systems. In addition, he has served as a manager for PricewaterhouseCoopers in the New York capital market group and as a senior auditor for Deloitte & Touche in Hong Kong and New York. Mr. Chow received his Bachelor’s degree in Economics from the University of Hong Kong and his MBA from the University of Leicester.

Mr. Joshua Weingard has over 10 years of experience in corporate and securities law.  Prior to joining SearchMedia, Mr. Weingard was the Executive Vice President and Chief Legal Officer for NationsHealth, Inc., a publicly traded healthcare company, where he oversaw all legal matters. Prior to that, he served as Senior Corporate and Securities Counsel for Andrx Corporation, a Nasdaq-listed pharmaceutical company.  Mr. Weingard received his JD, MBA and Bachelor’s degree in business administration from the University of Florida. Mr. Weingard also currently serves as the chief legal officer for three other public companies with affiliations to The Frost Group.

Ms. Garbo Lee, SearchMedia’s President, stated, “We are excited about these new additions to our Company, and believe we now have a stronger and more highly seasoned management team in place to help further accelerate our Company’s growth and increase our competitive advantages. Wilfred brings considerable experience navigating the financial markets, especially in a multi-cultural setting. His expertise in auditing, SOX 404 compliance and communicating with Wall Street will help us to improve our visibility and transparency. Along with Wilfred, Joshua deepens our compliance, governance, and legal capabilities.”

About SearchMedia

SearchMedia is a leading nationwide multi-platform media company and one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China. SearchMedia currently operates a network of over 1,500 high-impact billboards with over 500,000 square feet of surface display area and one of China’s largest networks of in-elevator advertisement panels consisting of approximately 125,000 frames in 52 cities throughout China. Additionally, SearchMedia operates a network of large-format light boxes in concourses of eight major subway lines in Shanghai. SearchMedia’s core outdoor billboard and in-elevator platforms are complemented by its subway advertising platform, which together enable it to provide multi-platform, “one-stop shop” services for its local, national and international advertising clients that numbered more than 780 cumulatively since inception.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts, including statements about SearchMedia’s beliefs and expectations, may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “confident” and similar statements. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to: our ability to achieve long-term profitable growth, the effectiveness of our new management and the integration of new management into our current management team, the risks that there are uncertainties and matters beyond the control of management, and other risks outlined in our filings with the U.S. Securities and Exchange Commission. SearchMedia cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. SearchMedia does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:
Devlin Lander
ICR
(415) 419-5606
devlin.lander@icrinc.com